Exhibit 4.1

EXECUTION VERSION

FIRST AMENDMENT TO THE AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This First Amendment to the Amended and Restated Investor Rights Agreement (this “Amendment”) is made and entered into as of November 5, 2024, by and among (i) Westrock Coffee Company, a Delaware corporation, (ii) Westrock Group, LLC (on behalf of itself and The Stephens Group, LLC and Sowell Westrock, L.P., as the Investor Designator for the WCC Investors), (iii) BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., and BBH CPV WCC Co-Investment LLC, (iv) 2023-2 R Brad Martin Grantor Retained Annuity Trust and R. Brad Martin, and (v) HF Direct Investments Pool, LLC (collectively, the “Parties”, and each a “Party”), and amends that certain Amended and Restated Investor Rights Agreement, dated as of June 29, 2023, by and among the Parties (the “Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the Parties desire to enter into this Amendment to amend the Agreement, pursuant to Section 19 of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Amendment and the Agreement, the Parties, each intending to be legally bound, agree as follows:

1.            Amendment.

(a) Section 2(e) of the Agreement shall be deleted and replaced in its entirety as set forth below:

(e)            Board Size; Appointment of Remaining Directors. The Board shall consist of eleven (11) directors, provided that (x) the Board may increase or decrease the size of the Board above or below such number with the prior written consent of each Investor Designator, if any, that at the time of such increase or decrease has the right to designate at least one (1) director pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable, (y) the size of the Board shall be adjusted in accordance with Section 2(j), and (z) the size of the Board shall be increased by one (1) director if the HF Majority exercises its right to designate a director pursuant to Section 2(d). Any directors for the Board seats not designated pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d) and any replacement or nominees for such seats shall be designated by the Nominating and Corporate Governance Committee of the Board, provided that each such nominee must satisfy the Independence Requirement. If an Investor Designator elects not to fill a board seat to which it is entitled, the Corporation shall take such actions as are reasonably necessary to reduce the size of the Board until such time as such Investor Designator determines to fill such seat at which time, the Corporation shall take such actions as are reasonably necessary to correspondingly increase the size of the Board. For so long as the restrictions set forth in Section 4 apply with respect to an Investor, such Investor and its Affiliates shall not be entitled to designate any directors other than pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), as applicable.

(b) The last sentence of Section 2(j) of the Agreement shall be deleted and replaced by the following sentence:

Once an Investor Designator loses the right to designate one (1) or two (2) directors, it shall no longer have the right to designate such number of directors pursuant to this Section 2 and once such an Investor Director no longer serves as a director on the Board, the size of the Board shall be correspondingly reduced.

2.            Nomination of Directors by HF Investors. The HF Majority may not exercise the right to nominate a director pursuant to Section 2(d) of the Agreement so long as Mr. Ken Parent is serving as a director on the Board pursuant to Section 2(e) of the Agreement.

3.            Effectiveness; Waiver. This Amendment shall be effective as of the date first written above following the execution of this Amendment by the Parties. Any reference in the Agreement to “this Agreement” shall hereafter be deemed to refer to the Agreement as amended by this Amendment. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Parties under the Agreement. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

4.            Other Miscellaneous Terms. Sections 13, 14, 15, 17, 18, 19, 20, 21 and 22 of the Agreement shall apply to this Amendment, mutatis mutandis.

5.            Full Force and Effect. Except as specifically amended herein, the Parties hereby acknowledge and agree that all of the terms and provisions set forth in the Agreement remain in full force and effect in all respects.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

westrock coffee company

By:	/s/ T. Christopher Pledger
Name:	T. Christopher Pledger
Title:	Chief Financial Officer

[Signature Page to Amendment to A&R IRA]

Westrock Group, LLC

By:	/s/ Scott Ford
Name:	Scott Ford
Title:	CEO & Co-founder

[Signature Page to Amendment to A&R IRA]

BBH Capital Partners V, L.P.

By : BBH Private Capital Management V, LLC, General Partner of BBH Capital Partners V, L.P.

By:	/s/ Jeffrey B. Meskin
Name:	Jeffrey B. Meskin
Title:	Partner of BBH & Co., Managing Member of BBH Private Capital Management V, LLC

BBH Capital Partners V-A, L.P.

By: BBH Private Capital Management V, LLC, General Partner of BBH Capital Partners V-A, L.P.

By:	/s/ Jeffrey B. Meskin
Name:	Jeffrey B. Meskin
Title:	Partner of BBH & Co., Managing Member of BBH Private Capital Management V, LLC

[Signature Page to Amendment to A&R IRA]

BBH CPV WCC Co-Investment LLC

By : BBH Private Capital Management V, LLC, General Partner of BBH CPV WCC Co-Investment LLC

By:	/s/ Jeffrey B. Meskin
Name:	Jeffrey B. Meskin
Title:	Partner of BBH & Co., Managing Member of BBH Private Capital Management V, LLC

[Signature Page to Amendment to A&R IRA]

2023-2 R Brad Martin Grantor Retained Annuity Trust

By:	/s/ R. Brad Martin
Name:	R. Brad Martin
Title:	Trustee

R Brad Martin

By:	/s/ R. Brad Martin
Name:	R. Brad Martin

[Signature Page to Amendment to A&R IRA]

HF Direct Investments Pool, LLC

By: HF CAPITAL, LLC Its: Managing Member

By:	/s/ Andrew Seamons
Name:	Andrew Seamons
Title:	Chief Investment Officer

[Signature Page to Amendment to A&R IRA]